UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 17, 2007

BJ’S RESTAURANTS, INC.

(Exact name of registrant as specified in its charter)

California	0-21423	33-0485615
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

7755 Center Avenue, Suite 300

Huntington Beach, CA 92647

(Address of principal executive offices, including zip code)

Registrant’s telephone number, including area code: (714) 500-2400

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry Into a Material Definitive Agreement

On October 17, 2007, BJ’s Restaurants, Inc. (the “Company”) entered into a Loan Agreement with Bank of America, N.A. (“BofA”) pursuant to which the Company established a $25,000,000 unsecured revolving line of credit (the “Line of Credit”). The Line of Credit may be used for working capital and other general corporate purposes. While the Company is not obligated to utilize the Line of Credit, it is expected that the Line of Credit will be used primarily for the issuance of letters of credit in connection with the Company’s insurance programs. In connection with the establishment of the Line of Credit, outstanding letters of credit issued under the Company’s line of credit with Union Bank, N.A. will either be reissued under the Line of Credit or will remain outstanding (and reduce available credit under the Line of Credit) but terminate prior to December 31, 2007.

Borrowings under the Line of Credit bear interest at BofA’s Prime Rate or a rate ranging from LIBOR plus 0.625% to LIBOR plus 1.375% based upon the Company’s Lease Adjusted Leverage Ratio as defined in the Line of Credit. Pursuant to the Line of Credit, the Company will be required to pay certain customary fees and expenses associated with maintenance and use of the Line of Credit including letter of credit issuance fees and unused commitment fees. Interest on the Line of Credit is payable quarterly and the Line of Credit expires, and all borrowings thereunder must be repaid on or before, September 30, 2012.

The Line of Credit contains certain representations and warranties, affirmative and negative covenants and events of default that are customary for credit arrangements of this type, including covenants which restrict the Company’s ability to, among other things, create liens, borrow money (other than purchase money indebtedness and trade credit, lease obligations incurred in the ordinary course, and similar ordinary course liabilities) and engage in mergers, consolidations, significant asset sales and certain other transactions. The Company also agreed to maintain specified fixed charge coverage and overall debt ratios.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

See the description contained in Item 1.01 above which is incorporated herein by this reference.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BJ’S RESTAURANTS, INC.

Date: October 23, 2007	By:	/s/ Gerald W. Deitchle
Gerald W. Deitchle,
Chief Executive Officer, President and Director

	By:	/s/ Gregory S. Levin
Gregory S. Levin, Chief Financial Officer